Exhibit 99.2

FOR IMMEDIATE RELEASE

Ellie Mae to Acquire MortgageCEO

PLEASANTON, Calif. - October 31, 2013 - Ellie Mae® (NYSE: ELLI), a leading provider of enterprise level, on-demand automated solutions for the residential mortgage industry, announced today that it has signed a definitive agreement to acquire MortgageCEO, a leader in on-demand customer relationship management (CRM), and marketing automation solutions for the mortgage industry. The acquisition of MortgageCEO expands Ellie Mae’s market position and adds additional functionality to its Encompass® product offering.
MortgageCEO provides enterprise-level CRM and marketing automation solutions to a wide array of banks, mortgage companies and credit unions. Its “all-in-one” CRM and marketing platform offers capabilities for lead management, sales automation, email marketing, builder and Realtor® referral marketing, and mobile access of leads and contacts from anywhere.
"The acquisition of MortgageCEO is consistent with our mission to automate every aspect of the mortgage process,” said Sig Anderman, CEO of Ellie Mae. “Based on our customer feedback, CRM is viewed as a key addition to our product offering and an important tool in helping our clients drive loan volume. As the mortgage market shifts from refinance to purchase, CRM and marketing automation will be critical functionality to help our clients acquire new customers and build relationships with their existing customers. MortgageCEO offers a robust solution specifically designed for the mortgage industry that will enable Ellie Mae to extend its Encompass platform to deliver this critical functionality to our clients,” concluded Mr. Anderman.
The transaction is expected to close by year end, and is subject to customary closing conditions. Under the terms of the agreement, Ellie Mae will acquire MortgageCEO for cash at an undisclosed price. It is anticipated that all existing employees will join the Ellie Mae team, including Jaret Christopher, founder and CEO of MortgageCEO.
About MortgageCEO
MortgageCEO, an ARG Interactive company, is a leading provider of on-demand CRM and marketing automation solutions to mortgage companies, banks and credit unions. MortgageCEO’s suite of sales tools and marketing solutions are easy to implement and is a cost effective way to increase sales and provide a better overall experience to clients. To learn more about MortgageCEO, visit www.mortgageCEO.com.
About Ellie Mae
Ellie Mae, Inc. is a leading provider of on-demand automation solutions for the mortgage industry. The Company offers an end-to-end solution, delivered using a Software-as-a-Service model that

Exhibit 99.2

serves as the core operating system for mortgage originators and spans customer relationship management, loan origination and business management. The Company also hosts the Ellie Mae Network™ that allows Encompass users to electronically conduct business transactions with the lenders and settlement service providers they work with to process and fund loans. The Company’s offerings include the Encompass, Encompass360® and DataTrac® mortgage management software systems.
Ellie Mae was founded in 1997 and is based in Pleasanton, California. To learn more about Ellie Mae, visit www.EllieMae.com or call 877.355.4362.
© 2013 Ellie Mae, Inc. Ellie Mae®, Encompass®, Encompass360®, DataTrac®, Ellie Mae Network™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

IR Contact:

Edgar Luce
Executive VP and CFO
Ellie Mae, Inc.
IR@elliemae.com
+1-925-227-7079
or
Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
lisa@blueshirtgroup.com
+1-415-217-4967

Media Contact:

Susan Scarth
SVP Marketing
Ellie Mae, Inc.
Susan.scarth@elliemae.com
+1-925-227-7048
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